                                                                    EXHIBIT 23.4



The Board of Directors


Paramount Communications Systems, Inc.:



We consent to the use of our report included in the prospectus constituting part of this registration statement on Form SB-2 of our report dated March 10, 1995, with respect to the balance sheet of Paramount Communications Systems, Inc. as of December 31, 1994, and the related statements of income, shareholders' equity, and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick LLP



Fort Lauderdale, Florida


November 15, 1996